Registration No. 33-84894
                                                                 Rule 424(b)(3)


           SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED MARCH 24, 1995

                     MLCC Mortgage Investors, Inc., Seller
                ML Home Equity Loan Pass-Through Certificates,
                    Series 1995-1, Class A-1 and Class A-2

                       MERRILL LYNCH CREDIT CORPORATION
                                   Servicer


     On March 30, 1995, the ML Home Equity Loan Trust 1995-1 (the "Trust") issued the ML Home Equity Loan Pass-Through Certificates, Series 1995-1 (the "Certificates") in an original aggregate principal amount of $331,554,000. Each Certificate represented an undivided interest in the Trust created pursuant to a Pooling and Servicing Agreement dated as of March 1, 1995 by and among MLCC Mortgage Investors, Inc., as seller, Merrill Lynch Credit Corporation, as servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Equity Access Program--Delinquency and Loan Loss Experience" on pages S-38 and S-39 of the Prospectus Supplement are hereby updated, in their entirety, as follows:


                   MLCC Mortgage Loan Delinquency Experience

                                                       (Dollars in Thousands)
                                                               As of December 31,
                                ----------------------------------------------------------------------------------
                                   1993          1994         1995          1996          1997           1998
                                ------------ -----------  -----------   -----------   ------------   -------------
Number of revolving credit
  line loans serviced........        13,839       15,598        25,056       28,368          31,395        30,571
Aggregate loan balance of
  revolving credit line
  loans serviced.............    $1,037,427   $1,079,693    $1,293,483   $1,353,80       $1,387,217    $1,191,938
Loan balance of revolving
  credit line loans 2 months
  delinquent.................       $ 5,161      $ 5,358       $ 8,447      $ 8,292         $ 5,450      $  6,634
Loan balance of revolving
  credit line loans 3 months
  or more delinquent.........      $ 17,508     $ 22,989      $ 33,763     $ 39,508        $ 44,104      $ 31,348
Total of 2 months or more
  delinquent as a percentage
  of aggregate loan balance
  of revolving credit
  line loans ................         2.19%        2.63%         3.26%        3.53%           3.57%         3.19%



                                                 MLCC Mortgage Loan Loss Experience
                                                       (Dollars in Thousands)

                                                               As of December 31,
                                ----------------------------------------------------------------------------------
                                   1993          1994         1995          1996          1997           1998
                                ------------  -----------  ------------  -----------  -------------  -------------
Number of revolving credit           13,839       15,598        25,056       28,368         31,395         30,571
  line loans serviced........
Aggregate loan balance of        $1,037,427   $1,079,693    $1,293,483   $1,353,800     $1,387,217      1,191,938
  revolving credit line
  loans serviced.............
For the Period:                     $ 3,153      $ 1,118       $ 3,700      $ 1,860        $ 4,269       $  2,756
  Gross Charge-offs
    dollars..................
  Percentage(1)..............         0.30%        0.10%         0.29%        0.14%          0.31%          0.23%

-------------
    (1) As a percentage of aggregate balance of revolving credit line loans serviced.

     The information contained in the tables set forth after the second paragraph under the heading "MLCC and its Equity Access Program--Delinquency and Loan Loss Experience" on page S-40 of the Prospectus Supplement are hereby updated in their entirety as follows:


                     Dime Portfolio Delinquency Experience
                             (Dollars in Thousands)

                                                                    As of December 31,
                                                ------------------------------------------------------------
                                                   1995            1996          1997             1998
                                                -----------     -----------  --------------  ---------------

Number of revolving credit line loans
    serviced.................................        3,919           3,356           2,758            2,043
Aggregate loan balance of revolving credit
  line loans serviced........................     $200,367        $163,241        $128,391         $ 86,179
Loan balance of revolving credit line loans
  2 months delinquent........................      $ 1,000         $ 1,039           $ 809         $  2,307
Loan balance of revolving credit line loans
  3 months or more delinquent................      $ 2,885         $ 3,145         $ 3,589         $  2,918
Total of 2 months or more delinquent as a
  percentage of aggregate loan balance of
  revolving credit line loans................        1.94%           2.56%           3.42%            6.06%



                                      Dime Portfolio Loss Experience
                                          (Dollars in Thousands)

                                                                    As of December 31,
                                                ------------------------------------------------------------
                                                   1995            1996          1997             1998
                                                -----------     -----------  --------------  ---------------
As of end of Period:
    Number of revolving credit line loans
     serviced................................        3,919           3,356           2,758            2,043
    Aggregate loan balance of revolving
       credit
     line loans serviced.....................     $200,367        $163,241        $128,391          $86,179
For the Period:
    Gross charge-offs dollars................        $  95           $ 327           $ 130           $  174
    Percentage(1)............................        0.05%           0.20%           0.10%            0.20%


--------------
(1) As a percentage of aggregate balance of Mortgage Loans serviced.


     Additionally, the information contained in the tables entitled (a) "Cut-Off Date Trust Balances of MLCC Mortgage Loans" under the heading "The Mortgage Loan Pool--The MLCC Mortgage Loans" on page S-26 of the Prospectus Supplement and (b) "Cut-off Date Trust Balances of Dime Mortgage Loans" under the heading "The Mortgage Loan Pool--The Dime Mortgage Loans" on page S-31 of the Prospectus Supplement are hereby updated to indicate, as of December 31, 1998, the Loan Balances of the Mortgage Loans:


         Trust Balances of MLCC Mortgage Loans as of December 31, 1998

                Range of Trust Balances                      Number of             Trust              % of MLCC
                                                           Mortgage Loans         Balance             Mortgage
                                                                                                      Loans by
                                                                                                   Trust Balance
--------------------------------------------------------  ----------------- --------------------  ------------------
$   4,999.99 or Lower..................................                339      $    760,399.92               1.41%
$   5,000.00-           9,999.99.......................                157         1,108,211.19               2.05%
$  10,000.00-          14,999.99.......................                107         1,322,049.79               2.45%
$  15,000.00-          19,999.99.......................                 87         1,540,597.08               2.85%
$  20,000.00-          24,999.99.......................                 70         1,579,126.94               2.92%
$  25,000.00-          29,999.99.......................                 79         2,156,834.63               3.99%
$  30,000.00-          34,999.99.......................                 36         1,176,003.97               2.18%
$  35,000.00-          39,999.99.......................                 48         1,811,068.99               3.35%
$  40,000.00-          44,999.99.......................                 33         1,406,199.99               2.60%
$  45,000.00-          49,999.99.......................                 42         2,019,986.64               3.74%
$  50,000.00-          54,999.99.......................                 29         1,515,017.59               2.81%
$  55,000.00-          59,999.99.......................                 32         1,839,599.72               3.41%
$  60,000.00-          64,999.99.......................                 12           752,932.54               1.39%
$  65,000.00-          69,999.99.......................                 15         1,008,046.62               1.87%
$  70,000.00-          74,999.99.......................                 19         1,378,739.93               2.55%
$  75,000.00-          99,999.99.......................                 55         4,892,893.19               9.06%
$ 100,000.00-         149,999.99.......................                 52         6,258,235.08              11.61%
$ 150,000.00-         199,999.99.......................                 30         5,202,586.28               9.64%
$ 200,000.00-         249,999.99.......................                 11         2,411,387.40               4.47%
$ 250,000.00-         299,999.99.......................                  5         1,392,990.81               2.58%
$ 300,000.00-         349,999.99.......................                  8         2,539,445.08               4.70%
$ 350,000.00-         399,999.99.......................                  1           365,229.08               0.68%
$ 400,000.00-         449,999.99.......................                  3         1,266,056.50               2.34%
$ 450,000.00-         499,999.99.......................                  1           485,747.21               0.90%
$ 500,000.00-         599,999.99.......................                  2         1,001,274.25               1.85%
$ 600,000.00-         949,999.99.......................                  1           637,954.14               1.18%
$ 950,000.00-       2,199,999.99.......................                  1           999,592.66               1.85%
$2,200,000.00-      2,799,999.99.......................                  1         2,292,215.80               4.25%
$2,800,000.00- or Higher     ..........................                  1         2,873,693.38               5.32%
                                                          ----------------- --------------------  ------------------
     TOTALS............................................              1,277  $     53,994,116.40             100.00%
                                                          ----------------- --------------------  ------------------


         Trust Balances of Dime Mortgage Loans as of December 31, 1998

                  Range of Trust Balances                        Number of            Trust             % of Dime
                                                               Mortgage Loans        Balance            Mortgage
                                                                                                        Loans by
                                                                                                      Trust Balance
------------------------------------------------------------  -----------------  -----------------  ------------------
$   4,999.99 or Lower......................................                230     $   505,999.22              14.03%
$   5,000.00-        9,999.99..............................                 82         553,578.54              15.35%
$  10,000.00-       14,999.99..............................                 52         614,083.47              17.03%
$  15,000.00-       19,999.99..............................                 18         301,384.89               8.36%
$  20,000.00-       24,999.99..............................                 12         264,061.86               7.32%
$  25,000.00-       29,999.99..............................                  4         101,812.79               2.82%
$  30,000.00-       34,999.99..............................                  5         163,287.36               4.53%
$  40,000.00-       44,999.99..............................                  3         124,536.11               3.45%
$  45,000.00-       49,999.99..............................                  2          92,744.42               2.57%
$  50,000.00-       54,999.99..............................                  2         101,977.81               2.83%
$  65,000.00-       69,999.99..............................                  1          65,000.00               1.80%
$  70,000.00-       74,999.99..............................                  1          71,845.00               1.99%
$  75,000.00-       99,999.99..............................                  3         247,519.64               6.86%
$ 100,000.00-      149,999.99..............................                  3         398,716.12              11.06%
                                                              -----------------  -----------------  ------------------
     TOTALS................................................                418    $  3,606,547.23             100.00%
                                                              -----------------  -----------------  ------------------


                              --------------------

                 The date of this Supplement is April 1, 1999.